Exhibit 99.1
News Release
FOR IMMEDITAE RELEASE
COMPANY CONTACT:
Checkpoint Systems, Inc.
Bob Powers
Vice President Investor Relations
(856) 251-2153
or
FD
Eric Boyriven, Bob Joyce
(212) 850-5600
CHECKPOINT SYSTEMS, INC. ANNOUNCES
THIRD QUARTER 2008 RESULTS
- Net revenues increased 14.4%
- Continued strong performance from Alpha and U.S. CheckNet® businesses
- Evolve™ installations exceeded expectations
Thorofare, New Jersey, November 5, 2008 — Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the third quarter ended September 28, 2008.
Net revenues for the third quarter of 2008 were $234.0 million compared to net revenues of $204.6 million in the third quarter of 2007, an increase of 14.4%. Net earnings from continuing operations for the third quarter were $12.8 million, or $0.32 per diluted share, compared to net earnings from continuing operations of $14.3 million, or $0.35 per diluted share, in the third quarter of 2007. Non-GAAP net earnings from continuing operations for the third quarter of 2008, excluding restructuring expense, litigation settlement expense and an after-tax gain from the sale of the Company’s subsidiary in the Czech Republic, were $12.6 million, or $0.32 per diluted share. Non-GAAP net earnings from continuing operations excluding restructuring expense were $14.4 million, or $0.35 per diluted share, in the third quarter of 2007.
Net revenues for the first nine months of 2008 were $679.8 million compared to net revenues of $571.5 million in the first nine months of 2007, an increase of 19.0%. Net earnings from continuing operations for the first nine months of 2008 were $31.9 million, or $0.79 per diluted share, compared to net earnings from continuing operations of $33.9 million, or $0.84 per diluted share, in the first nine months of 2007. Non-GAAP net earnings from continuing operations for the first nine months of 2008, excluding restructuring expense, litigation settlement expense, an after-tax gain from the sale of the Company’s subsidiary in the Czech Republic, a deferred compensation expense adjustment, and a valuation allowance adjustment were $30.6 million, or $0.76 per diluted share. Non-GAAP net earnings from continuing operations excluding

Checkpoint Systems, Inc. Announces 2008 Third Quarter Results	Page 2
restructuring expense were $34.4 million, or $0.85 per diluted share, in the first nine months of 2007. Net earnings for the first nine months of 2008 were $31.9 million, or $0.79 per diluted share, compared to net earnings of $34.4 million, or $0.85 per diluted share, in the first nine months of 2007.
Net revenues for the third quarter of 2008 reflected an organic decline of 5.3%, primarily due to softness in demand within the EAS labels, Europe CheckNet® and U.S. CCTV businesses. Acquisition growth was 14.4%, primarily due to the Alpha business and its seasonally strong quarter. Foreign currency effects of 5.2% in the quarter were not yet fully impacted by the more recent strengthening dollar.
“Given the challenges that the slowdown in the global economy presents to us, we are generally pleased with our performance during the third quarter,” said Rob van der Merwe, President and Chief Executive Officer of Checkpoint Systems. “Our top-line results continue to be driven by solid performance within our CheckNet® business in the U.S. and Alpha product sales. Alpha revenue increased by almost thirty percent from the second quarter of 2008 and continues to meet our expectations. We are also very encouraged by the strong market response for our recently introduced Evolve™ line of RF and RFID-enabled products. Although the Evolve™ line represents a relatively small percent of our overall sales, this product line has shown a seven-fold increase in sales from the second quarter. We now have exceeded 1,000 installations with over 150 customers across the U.S. and Europe. However, these encouraging results were somewhat offset by soft demand in EAS labels, our Europe CheckNet® business and our U.S. CCTV business.”
“Gross margins for the quarter were approximately level with the year ago period as we faced lingering production issues and a shift in product mix that had an impact on capacity utilization. Despite these issues and the headwinds in the economy, we achieved higher gross margins this quarter than we achieved in the second quarter of this year,” continued Mr. van der Merwe.
In August 2008, the Company announced a manufacturing and supply chain restructuring program designed to accelerate profitable growth in Checkpoint’s CheckNet® business and to support incremental improvements in its EAS hardware and labels businesses. Following additional analysis of its CheckNet® business, the Company now expects this program to result in total after-tax restructuring charges of approximately $3 million, or $0.07 per diluted share, of which $2 million, or $0.04 per diluted share, is anticipated to be incurred in 2008. The Company continues to expect implementation of this program to be complete in 2010 and to result in annualized cost savings of approximately $6 million. Through the first nine months of 2008, the Company has incurred total charges relating to this program of $0.7 million, or $0.02 per diluted share. In addition to the restructuring charges, the Company now expects costs to expand capacity that are associated with this program to be approximately $0.03 per diluted share in 2008.
“Moving forward, Checkpoint is taking the necessary steps to effectively operate through the current difficult economic environment while also continuing to manage its business for long-term growth,” added Mr. van der Merwe. “We continue to be focused on providing customers with innovative products that will be valuable in addressing shrink, which is particularly important during a difficult economic environment. We are also moving forward with initiatives

Checkpoint Systems, Inc. Announces 2008 Third Quarter Results	Page 3
to reduce costs and improve working capital to mitigate the effects of the economy on our business.”
Mr. van der Merwe concluded, “As we move into the fourth quarter, we expect that the challenges of this economic environment will continue. However, we anticipate that sales of Alpha products will remain strong as this business enters its seasonally strongest period, and that our U.S. CheckNet® business will continue to take market share. Our guidance for the year reflects the cautiousness dictated by the slowed economy while also reflecting the positive momentum we are seeing in several of our businesses.”
Selected financial highlights for the third quarter of 2008 are detailed below:
•	Gross profit was $97.6 million, or 41.7% of revenue, compared to $85.6 million, or 41.9% of revenue, for the third quarter of 2007.

•	Operating income was $18.1 million for the third quarter of 2008, compared to $18.4 million in 2007. Non-GAAP operating income excluding restructuring expense, litigation settlement expense and a gain from the sale of the Czech Republic subsidiary for the third quarter of 2008 was $18.5 million, or 7.9% of revenue. Non-GAAP operating income excluding restructuring expense for the third quarter of 2007 was $18.4 million, or 9.0% of revenue. (See accompanying “Reconciliation of GAAP to Non-GAAP Measures”.)

•	Our effective tax rate for the third quarter of 2008 was 19.0% as compared to 27.7% for the third quarter of 2007.

•	Net earnings for the third quarter of 2008 were $12.8 million, or $0.32 per diluted share, compared to net earnings of $14.3 million, or $0.35 per diluted share, for the third quarter of 2007.

•	Non-GAAP net earnings from continuing operations excluding restructuring expense, litigation settlement expense and an after-tax gain from the sale of the Czech Republic subsidiary were $12.6 million, or $0.32 per diluted share, for the third quarter of 2008. Non-GAAP net earnings from continuing operations excluding restructuring expense for the third quarter of 2007 were $14.4 million, or $0.35 per diluted share. (See accompanying “Reconciliation of GAAP to Non-GAAP Measures”.)

•	Cash flow from operations was $5.6 million for the third quarter of 2008 compared to $4.7 million for the third quarter of 2007.

•	At September 28, 2008, cash and cash equivalents were $93.3 million, working capital was $285.9 million and long-term debt was $141.4 million. Capital expenditures for the quarter were $3.3 million.

Checkpoint Systems, Inc. Announces 2008 Third Quarter Results	Page 4
Outlook for 2008
Based on an assessment of current market conditions and the assumption that market conditions will not change significantly for the remainder of the year, Checkpoint updated its guidance for its 2008 full year financial results. This guidance includes the expected contributions of previously announced acquisitions:
•	Net revenues, at current exchange rates, are expected to be in the range of $920 million to $935 million.

•	Non-GAAP diluted net earnings per share from continuing operations for the full year 2008, excluding restructuring and other unusual items, are expected to be $1.21 to $1.27. This includes the dilutive impact of the June 2008 acquisition of OATSystems and the impact of operational expenses associated with the restructuring program we announced in August 2008.

•	An annualized tax rate of approximately 22%.

•	Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $40 million to $45 million, excluding the impact of future restructuring charges.
This guidance does not include the impact of unusual charges, such as additional restructuring charges, that the Company may incur during the year, and assumes a continuation of current exchange rates.
Checkpoint Systems will host a conference call today, November 5, 2008, at 10:00 AM Eastern Time, to discuss its 2008 third quarter results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company’s homepage, www.checkpointsystems.com, by clicking on the “Conference Calls” link or entering the “Investors” section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company’s homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.
Checkpoint Systems, Inc.
Checkpoint Systems, Inc. is the leading supplier of retail shrink management solutions. Checkpoint’s global team helps retailers — and their suppliers — reduce theft, increase inventory visibility and provide consumers with greater merchandise availability through the company’s rapidly evolving RF technology, expanding shrink management offerings and Check-Net labeling solutions. Checkpoint has more than one million RF devices installed in stores today and has secured more than 100 billion products. Scaling cost efficiently, Checkpoint’s solutions provide increased revenues and profits to a fast-growing community of successful retailers and a superior experience for their consumers. Listed on the NYSE (NYSE:CKP), Checkpoint operates in every major geographic market and employs more than 3,900 people worldwide. For more information, visit www.checkpointsystems.com.

Checkpoint Systems, Inc. Announces 2008 Third Quarter Results	Page 5
Caution Regarding Forward-Looking Statements
This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: our ability to integrate the acquisition of the Alpha S3 business and to achieve our financial and operational goals for Alpha S3; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; and additional matters disclosed in our Securities and Exchange Commission filings. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.
(Tables Follow)

Checkpoint Systems, Inc. Announces 2008 Third Quarter Results	Page 6
Checkpoint Systems, Inc.
Consolidated Statements of Operations
(Thousands except per share amounts)
(unaudited)

	Quarter		Nine Months
	(13 Weeks Ended)		(39 Weeks Ended)
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007

Net revenues	$233,995	$204,589	$679,815	$571,493
Cost of revenues	136,364	118,941	397,764	332,571

Gross profit	97,631	85,648	282,051	238,922

Selling, general, and administrative expenses	73,865	62,091	223,695	181,839
Research and development	5,297	5,128	16,267	13,176
Restructuring expense	848	31	4,848	685
Litigation settlement	467	—	467	—
Other operating income	968	—	968	—

Operating income	18,122	18,398	37,742	43,222
Interest income	677	1,688	1,975	4,080
Interest expense	1,522	367	4,008	968
Other (loss) gain, net	(1,512)	66	(2,118)	(327)

Earnings from operations before income taxes and minority interest	15,765	19,785	33,591	46,007
Income taxes	2,999	5,484	1,778	12,229
Minority interest	(10)	(46)	(117)	(109)

Earnings from continuing operations	12,776	14,347	31,930	33,887
Earnings from discontinued operations, net of tax	—	(9)	—	514

Net earnings	$12,776	$14,338	$31,930	$34,401

Basic Earning per Share:
Earnings from continuing operations	$0.33	$0.36	$0.81	$0.85
Earnings from discontinued operations, net of tax	—	—	—	0.01

Basic earnings per share	$0.33	$0.36	$0.81	$0. 86

Diluted Earnings per Share:
Earnings from continuing operations	$0.32	$0.35	$0.79	$0.84
Earnings from discontinued operations, net of tax	—	—	—	0.01

Diluted earnings per share	$0.32	$0.35	$0.79	$0.85

Checkpoint Systems, Inc. Announces 2008 Third Quarter Results	Page 7
Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(Thousands)

	September 28,	December 30,
	2008	2007
	(unaudited)
Cash and Cash Equivalents	$93,294	$118,271
Working Capital	$285,938	$282,095
Current Assets	$477,456	$506,910
Total Debt	$141,411	$95,512
Shareholders’ Equity	$588,122	$588,328
Total Assets	$1,043,374	$1,031,044

Checkpoint Systems, Inc. Announces 2008 Third Quarter Results	Page 8
Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G
Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures. These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These Non-GAAP measures are intended to supplement the Company’s presentation of its financial results that are prepared in accordance with GAAP. The Company uses the Non-GAAP measures presented to evaluate and manage the Company’s operations internally. The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.
Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.
Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Thousands)
(unaudited)

	Quarter		Nine Months
	(13 Weeks Ended)		(39 Weeks Ended)
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007

Reconciliation of GAAP to Non-GAAP Operating Income:

Net revenues	$233,995	$204,589	$679,815	$571,493

GAAP operating income	18,122	18,398	37,742	43,222

Non-GAAP adjustments:

Restructuring expense	848	31	4,848	685

Litigation settlement	467	—	467	—

Other operating income	(968)	—	(968)	—

Deferred compensation expense adjustment	—	—	1,381	—

Adjusted Non-GAAP operating income	$18,469	$18,429	$43,470	$43,907

GAAP operating margin	7.7%	9.0%	5.6%	7.6%
Adjusted Non-GAAP operating margin	7.9%	9.0%	6.4%	7.7%

Checkpoint Systems, Inc. Announces 2008 Third Quarter Results	Page 9
Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(Thousands except per share amounts)
(unaudited)

	Quarter		Nine Months
	(13 Weeks Ended)		(39 Weeks Ended)
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007

Reconciliation of GAAP to Non-GAAP Earnings from Continuing Operations:

Earnings from continuing operations, as reported	$12,776	$14,347	$31,930	$33,887

Non-GAAP adjustments:

Restructuring expense, net of tax	486	23	3,271	530

Litigation settlement, net of tax	292	—	292	—

Other operating income, net of tax	(954)	—	(954)	—

Deferred compensation expense adjustment, net of tax	—	—	849	—

Valuation allowance adjustment	—	—	(4,812)	—

Adjusted net earnings	$12,600	$14,370	$30,576	$34,417

Reported diluted shares	39,383	40,973	40,204	40,638

Adjusted diluted shares	39,383	40,973	40,204	40,638

Reported net earnings per share — diluted	$0.32	$0.35	$0.79	$0.84

Adjusted net earnings per share — diluted	$0.32	$0.35	$0.76	$0.85

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